Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Third Quarter of 2007

Newport, Rhode Island, October 26, 2007. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced third quarter earnings for 2007.   For the quarter ended September 30, 2007, the Company reported net income of $261,000, or $.06 per share (basic and diluted), compared to a net loss of $2.3 million for the quarter ended September 30, 2006.  For the nine months ended September 30, 2007, the Company reported net income of $804,000, or $.18 per share (basic and diluted), compared to a net loss of $ 2.1 million for the nine months ended September 30, 2006. The Company completed its initial stock offering on July 6, 2006, therefore earnings per share data is not available for the three and nine months ended September 30, 2006.

In the first nine months of 2007, the Company’s assets increased by $30.6 million, or 10.5%, to $321.0 million.  The majority of the asset growth was concentrated in net loans, which increased by $25.6 million, or 10.0%.  The loan portfolio growth was primarily concentrated in commercial real estate mortgages (up $14.1 million or 24.5%), residential mortgages (up $9.4 million or 6.0%) and home equity loans and lines of credit (up $1.6 million or 5.5%).  The asset growth was funded by a $29.3 million, or 85.0%, increase in Federal Home Loan Bank borrowings and a $2.4 million, or 1.2%, increase in deposit balances.

Deposit growth was focused in money market accounts (up $4.7 million, or 21.8%) and NOW/Demand accounts (up $ 2.7 million, or 4.7%).  The increase in these accounts was partially offset by decreases in time deposit accounts (down $2.9 million, or 3.5%) and savings accounts (down $2.1 million, or 6.8%).

Total stockholders’ equity at September 30, 2007 was $59.4 million compared to $60.0 million at December 31, 2006.  The decrease was primarily attributable to share buybacks under the Company’s stock repurchase plan, partially offset by the increase in earnings and the allocation of committed ESOP shares.

Net interest income decreased to $2.6 million for the quarter ended September 30, 2007 from $2.8 million for the quarter ended September 30, 2006, a decrease of 8.5%, primarily due to the increased expense from Federal Home Loan Bank borrowings utilized to fund the quarter’s loan growth and increased rates paid on interest-bearing deposits.  Net interest income for the nine months ended September 30, 2007 was $7.6 million, compared to $7.2 million for the nine months ended September 30, 2006, an increase of 5.8%.   The yield on interest-earning assets for the three and nine months ended September 30, 2007 was 6.26% and 6.19%, respectively, compared to 6.09% and 5.94% for the three and nine months ended September 30, 2006, respectively.  The

Company’s third quarter net interest margin decreased to 3.60% from 4.08% in 2006, down 48 basis points.  However, for the nine months ended September 30, 2007, the net interest margin of 3.60% remained unchanged from September 30, 2006.

Non-performing assets as a percentage of total assets was 0.28% at September 30, 2007.  There were no non-performing assets at December 31, 2006.  The loan loss provision for the three and nine months ended September 30, 2007 was $126,000 and $286,000, respectively, compared to $50,000 and $82,000 for the three and nine months ended September 30, 2006, respectively.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The provision was increased primarily due to the growth in the loan portfolio, and changes in the trends in volume and contractual terms of loans, economic conditions and concentrations of credit.  Asset quality continues to remain strong.

Non-interest income for the third quarter of 2007 totaled $584,000, an increase of $459,000, or 367.2%, compared to the third quarter of 2006.  For the nine months ended September 30, 2007, non-interest income totaled $1.7 million, an increase of $817,000, or 88.8%, compared to the nine months ended September 30, 2006.  FHLB pre-payment penalties incurred during the third quarter of 2006 resulted in lower non-interest income for the three and nine months ended September 2006 when compared to the same periods in 2007.  Excluding the debt pre-payment expense, the increase in non-interest income is primarily due to the higher income earned on checking accounts and on bank-owned life insurance.

Total operating expenses decreased to $2.6 million for the quarter ended September 30, 2007 from $6.1 million for the quarter ended September 30, 2006, a decrease of 57.1%.  For the nine months ended September 30, 2007, operating expenses decreased to $7.7 million from $10.9 million for the nine months ended September 30, 2006, a decrease of 29.0%.  The higher operating expenses reported in the 2006 periods is due to the $3.6 million donation payment to the NewportFed Charitable Foundation.  Excluding the charitable donation paid in 2006, operating expenses increased due to increases in salaries and employee benefits, resulting from ESOP expense, professional fees due to increased auditing and legal costs associated with being a public company and marketing costs reflective of a stronger marketing focus for the Bank and its deposit products during the first nine months of 2007.

As anticipated in the prospectus used in the Company’s stock offering related to the mutual-to-stock conversion and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s board of directors has adopted a stock-based incentive plan, which was approved at the August 16, 2007 annual meeting of stockholders.  The granting of restricted stock and stock options under the stock-based incentive plan will increase the Company’s compensation costs in the periods starting

October 1, 2007 through September 30, 2012, which is the period such awards and options vest.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited) (Dollars in thousands)
ASSETS

Cash and due from banks	$3,980	$3,705
Short-term investments	3,533	3,567
Cash and cash equivalents	7,513	7,272

Securities available for sale, at fair value	6,862	6,614
Securities held to maturity, at amortized cost	1,717	1,922
Federal Home Loan Bank stock, at cost	3,496	2,390
Loans	284,602	258,739
Allowance for loan losses	(2,259)	(1,973)
Loans, net	282,343	256,766
Premises and equipment, net	5,918	6,099
Accrued interest receivable	1,197	1,027
Deferred income taxes	1,975	1,851
Bank-owned life insurance	9,177	5,382
Other assets	803	1,121
Total assets	$321,001	$290,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$195,371	$192,974
Short-term borrowings	512	2,500
Long-term borrowings	63,214	31,950
Accrued expenses and other liabilities	2,527	3,040
Total liabilities	261,624	230,464

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued, 4,745,989 and 4,878,349 shares outstanding at September 30, 2007 and December 31, 2006, respectively	49	49
Additional paid in capital	47,323	47,258
Retained earnings	17,281	16,477
Unearned compensation - ESOP	(3,447)	(3,643)
Treasury stock, at cost (132,360 shares at September 30, 2007)	(1,660)	-
Accumulated other comprehensive loss	(169)	(161)
Total stockholders’ equity	59,377	59,980
Total liabilities and stockholders’ equity	$321,001	$290,444

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Interest and fees on loans	$4,360	$3,933	$12,641	$11,277
Interest and dividends on securities	107	99	316	281
Dividends on Federal Home Loan Bank stock	45	99	126	178
Interest on certificates of deposit	-	1	-	13
Interest on short-term investments	24	113	41	160
Total interest and dividend income	4,536	4,245	13,124	11,909

Interest expense:
Interest on deposits	1,218	969	3,639	2,766
Interest on short-term borrowings	34	-	314	369
Interest on long-term borrowings	678	429	1,538	1,562
Total interest expense	1,930	1,398	5,491	4,697

Net interest income	2,606	2,847	7,633	7,212
Provision for loan losses	126	50	286	82

Net interest income, after provision for loan losses	2,480	2,797	7,347	7,130

Other income (charges):
Customer service fees	461	445	1,376	1,121
Gain on sales of loans	-	-	-	14
FHLB prepayment penalties	-	(367)	-	(367)
Bank-owned life insurance	97	19	288	57
Miscellaneous	26	28	73	95
Total other income	584	125	1,737	920

Operating expenses:
Salaries and employee benefits	1,414	1,387	4,236	3,976
Occupancy and equipment, net	323	305	948	920
Data processing	255	278	762	771
Professional fees	143	118	408	294
Marketing	321	241	862	716
Contribution to NewportFed Charitable Foundation	-	3,614	-	3,614
Other general and administrative	171	180	522	612
Total operating expenses	2,627	6,123	7,738	10,903

Income (loss) before income taxes	437	(3,201)	1,346	(2,853)

Provision (benefit) for income taxes	176	(855)	542	(729)

Net income (loss)	$261	$(2,346)	$804	$(2,124)
Weighted-average shares outstanding:
Basic	4,513,336	n/a	4,517,506	n/a
Diluted	4,513,336	n/a	4,517,506 n/a

Earnings per share:
Basic	$.06	n/a	$.18	n/a
Diluted	$.06	n/a	$.18	n/a